EIGHTH AMENDMENT TO THE EXCLUSIVE PATENT LICENSE AGREEMENT

MGH Cases No 01416, 22497
Agreement No. 2022-1803

This Eighth Amendment ("Eight Amendment"), effective March 14, 2022 ("Eighth Amendment Effective Date"), to the Exclusive Patent License Agreement (as defined below) with an effective date of May 8, 2013, is by and between **The General Hospital Corporation**, d/b/a Massachusetts General Hospital, a non-for-profit Massachusetts corporation, with a principal place of business at 55 Fruit Street, Boston, Massachusetts 02114 ("Hospital") and **Vicapsys**, Inc with its principal place of business located at 1234 Airport Road, Destin, Florida 32541 ("Company").

WHEREAS, Hospital and Company are Parties to an Exclusive Patent License Agreement, MGH Agreement No. A215841, effective as of May 8, 2013, as previously amended effective as of January 22, 2014, May 6, 2014, August 25, 2014, December 1, 2014, October 27, 2016, February 6, 2017 and as further amended on December 22, 2017 (the "Agreement")

WHEREAS, Company desires to amend the Agreement in order to update the Diligence Requirements (Section 3.1a and 3.1b) and Notices (Section 12.2) and to add additional payments by Company;

Now, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Section 3.1 of the Agreement shall be deleted entirely and replaced with the following:

"(a) Pre-Sales Diligence Requirements

(i) Company shall provide a detailed business plan and development plan by June 1st, 2022

(ii) Company shall raise $2 million in financing by December 1st, 2022

(iii) Company shall raise an additional $8 million in financing by December 1st 2023

(iv) Company shall initiate research regarding the role of CXCL12 in beta cell function and differentiation by January 1st, 2023

(v) Company shall initiate diabetic non-human primate studies using cadaveric islets encapsulated in the CXCL12 technology by March 1st, 2023

(vi) Company shall initiate research regarding other applications of the CXCL12 platform by June 1st, 2023

(vii) Company shall initiate a Phase I clinical trial of a Product or Process by March 1st, 2024

(viii) Company shall initiate a Phase II clinical trial of a Product or Process within thirteen (13) years from Effective Date

(ix) Company shall initiate Phase III clinical trial of a Product or Process within sixteen (16) years from Effective Date

(b) Post-Sales Diligence Requirements

(i) Company shall itself or through an Affiliate or Sublicensee make a First Commercial Sale within the following countries and regions in the License Territory within eighteen (18) years after the Effective Date of this Agreement: US and Europe and China or Japan.

(ii) Following the First Commercial Sale in any country in the License Territory, Company shall itself or through its Affiliates and/or Sublicensees use commercially reasonable efforts to continue to make Sales in such country without any elapsed time period of one (1) year or more in which such Sales do not occur due to lack such efforts by Company

2. Section 4.3 of the Agreement shall be added as follows:

4.3 Annual Minimum Royalty.

(a) **Before First Commercial Sale**. Prior to the First Commercial Sale, Company shall pay to Hospital non-refundable annual license fees:

(i) before or on June 30, 2022: Ten thousand dollars ($10,000)

(ii) the tenth anniversary of the Effective Date and on each subsequent anniversary of the Effective Date thereafter: Ten thousand dollars ($10,000) payable within sixty (60) days after such anniversaries.

(b) **After First Commercial Sale**. Following the First Commercial Sale, Company shall pay Hospital a non-refundable annual minimum royalty in the amount of one hundred thousand United States Dollars ($100,000) per year within sixty (60) days after each annual anniversary of the Effective Date. The annual minimum royalty shall be credited against royalties subsequently due on Net Sales made during the same calendar year, if any, but shall not be credited against royalties due on Net Sales made in any other year.

3. Section 12.2 of the Agreement is hereby amended to provide that the notice and contact addresses for Hospital shall be as follows:

Hospital Contacts for Notices
Chief Innovation Officer, Innovation Massachusetts General Hospital One Main Street, Suite 510 Cambridge, MA 02142 Reference Agreement No. #A223218

4. Effect of Amendment. Except as otherwise amended hereby, the Agreement and all of its terms and conditions are hereby ratified and confirmed in all respects and remain in full force and effect.

5. Headings. All headings are for convenience only and shall not affect the meaning of any provision of this Agreement.

6. Execution in Counterparts; Facsimile or Electronic Transmission. This Eighth Amendment may be executed in counterparts, and by facsimile or electronic transmission. This Eighth Amendment may be executed electronically/digitally in compliance with the Massachusetts Uniform Electronic Transactions Act (MUETA) Mass. Gen. Laws ch. 110G and/or The Electronic Signatures In Global And National Commerce Act (ESIGN) 15 USC ch. 96. Persons signing this Eight Amendment agree that, if used, electronic/digital signatures are intended to authenticate this writing and to have the same force and effect as the use of manual signatures. This Eight Amendment is not binding on the Parties until it has been signed below on behalf of each Party.

IN WITNESS WHEREOF, the Parties have caused this Eighth Amendment to be executed by their duly authorized representatives as of the Eighth Amendment Effective Date first written above.

THE GENERAL HOSPITAL CORPORATION	Vicapsys Inc.
BY: Emilie Braun	BY:
TITLE: Director, Licensing	TITLE: CEO
DATE: March 15th, 2022	DATE: Mar 16, 2022